Exhibit 23.15

CONSENT

To: Ivanhoe Electric Inc. (the “Company”)

Re: Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and the Registration Statements on Form S-8 (File Nos. 333-266227, 333-269490, 333- 274241, 333-277101 and 333-284755) and Form S-3 (File Nos. 333- 273195, 333- 269029 and 333-280018) (collectively, including any amendments or supplements thereto, the “Registration Statements”) of the Company.

I, Glen Kuntz, am named in the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2024 (the “Form 10-K”) with respect to certain mineral resource estimates relating to the Alacran Project, the Ivory Coast Project, and other technical and scientific information (collectively, the “Expert Information”).

I understand that the Company wishes to make reference to my name and the Expert Information in the Form 10-K. I further understand that the Company wishes to use extracts and/or information from the Expert Information in the Form 10-K. I further understand that the above items as included in the Form 10-K will be incorporated by reference in the Registration Statements. I have been provided with a copy of the Form 10-K and have reviewed the proposed disclosure identified above.

Accordingly, in respect of the Form 10-K and the Registration Statements, I do hereby consent to:

• • •
the use of, and references to, my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission);

the use of, and references to, the Expert Information in the Form 10-K and Registration Statements; and

the use, in the Form 10-K and Registration Statements, of extracts and information from the Expert Information, or portions thereof, that were prepared by me, that I supervised the preparation of and/or that I reviewed and approved.

I also confirm that where my work involved a mineral resource estimate, such estimates comply with the requirements for mineral resource estimation under Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission.

Dated: February 28, 2025

By:	/s/Glen Kuntz
Glen Kuntz
Senior Vice- President, Mine Development